Exhibit 10.26

CANADA LICENSING AGREEMENT

This agreement (“Agreement”) is between GLOBAL PHARMA HUB (“Sub-Licensor”), a corporation doing business at 200 South Knowles Avenue, Winter Park, FL 32789 and SHEEN BOOM INVESTMENTS, LTD. a corporation doing business at 4703 Central Plaza, 18 Harbour Road, WanChai, Hong Kong, and JETSAW PHARMACEUTICAL, INC. a corporation doing business at U6 Saddlemead Way, Neucalgary, Alberta, T3J 4J5, collectively known as “Sub-licensees”, for a sub-license to market and distribute RapiMed products.

A description of RapiMed is as follows:

The target market for RapiMed is all OTC and prescription drugs, and we anticipate great success because our of our its NEW oral delivery technology (CDT) that is more effective than existing products due to its ability to melt faster, taste better and provide more accurate dosing.

Unlike other products available, ScripsAmerica's initial pediatric remedy is much smaller and dissolves in the child's mouth in 25 seconds, therefore entering their system faster. RapiMed for children's pain and fever relief contains Acetaminophen (main ingredient in Tylenol), however the bitter taste of this active ingredient is masked. The cherry and wild grape flavors that our product will come in are most appealing to children. Additionally, RapiMed for children pain and fever relief's dosage is controlled, not like the syringe based competing products and we offer the 80 mg for 2-6 year olds, and 160 mg for the 6-11 year olds.

RapiMed's children's pain and fever relief packaging is convenient, portable, child resistant and easy to use as well as eye-catching. The contents are aspirin free, ibuprofen free, sugar free and gluten free as well. Since the numerous Tylenol recalls in the recent past, there is a clear need for a better controlled, more efficient product to fill the void. We believe our RapiMed for children's pain and fever relief is that product.

www.rapimeds.com

Trade-marks that Fall Under the License Agreement:

Trademark:RAPIMED

Class:005

Our ref.: 77722

Trademark: MELTS IN YOUR CHILD'S MOUTH

Trademark Serial Number: 85932286

USPTO Number: 4472782

In consideration of the foregoing premises and the mutual covenants set forth in this agreement and other valuable considerations, the parties agree as follows:

1. License: Sub-Licensor hereby grants Sub-Licensees the Exclusive Canada Sub-License to use RapiMed Products for the permitted uses as set forth in this agreement only. All other rights in and to the Products, including but not limited to all copyright and other intellectual property rights relating to the Product are retained by Master Licensor, ScripsAmerica, Inc.

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2. Permitted Uses: Sub-Licensees may only use the Product as follows:

A.	Sub-Licensees may display Product either physically or electronically;

B.	Sub-Licensees may extract or use information contained in Product for educational or research purposes, including extraction and manipulation of information for the purpose of illustration, explanation, example, comment, criticism, teaching, research, or analysis;

C.	Sub-Licensees may enter into marketing and distribution contracts with third party companies in Canada;

3. Prohibited Uses: Sub-Licensees is prohibited from the use of Product not expressly permitted in the preceding section. Prohibited uses include but are not limited to:

A.	Using any aspect of the Product as part of a trade-mark, design-mark, trade name;

B.	Incorporating the Product in any way that results in a re-distribution or reuse of the Product or is otherwise made available in a manner such that a third party can extract or access or reproduce Product;

C.	Using the Product in a manner that is considered under applicable law to be infringing, defamatory or libelous in nature, or that would be reasonably likely cause any person or property reflected in the Product to be seen in a false light;

D.	Removing any notice of copyright, trade-mark or other proprietary right from any place where it is on or embedded in the Product;

D.	Engaging in sales of Product, both physical and on-line, in the territory outside of Canada;

E.	Entering into distribution agreements with online distributors, as that right is solely held by Sub-Licensor;

F.	Sub-Licensing, gifting, assigning, transferring Product rights to any third party

4. Term: The grant of this sub-license is effective as of the signing of this agreement for a period of three (3) years and shall renew automatically for additional one (1) year periods unless terminated by one of the parties with ninety (90) days notice. The sub-license may be terminated without notice from Sub-Licensor if at any time Sub-Licensee fails to comply with any of its terms of use as stated in this agreement. Upon termination, Sub-Licensees must immediately cease all use of Product and if requested, confirm to Sub-Licensor in writing compliance wills these requirements.

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5. Minimum Quotas: During the first 12 months after the Effective Date herein the Sub-Licensees will deliver to the Sub-Licensor a minimum dollar value of orders in excess of $120,000 of the SubLicensor's Pediatric RapiMed product.

During the following 12 months after the effective date herein the Sub-Licensees will deliver to the Sub-Licensor a minimum dollar value of orders in excess of $220,000 of the Sub-Licensor's Pediatric RapiMed product.

During the following 12 months after the effective date herein the Sub-Licensees will deliver to the Sub-Licensor a minimum dollar value of orders in excess of $320,000 of the Sub-Licensor's Pediatric RapiMed product.

Failure to comply with the stated minimums shall be grounds for termination of the Sub-License by the Sub-Licensor. Notice of termination with 10 days notice will be delivered by mail from the Sub-Licensor to the Sub-Licensees via U S mail with a return receipt proof of delivery.

The quotas commence 90 days after the acceptance of the registration (the Effective Date) in Canada of the Sub-Licensor's Pediatric RapiMed product.

6. Stock Compensation: Global Pharma/Assigns and Sheen Boom/Assigns will receive 200,000 Restricted Common Shares of ScripsAmerica (OTC: SCRC) for services rendered in establishing the RapiMed Canada marketing and distribution operation. Global Pharma will receive its shares in the name of Sterling, LLC and Sheen Boom will receive its shares in the name of Forbes Investments, Ltd. Shares will be dated 2/17/2014 and delivered by Federal Express to the addresses listed in the opening section of this agreement on Page 1.

6. Warranties: Sub-Licensor grants no rights and makes no warranties regarding the use of names, people, trademarks, trade dress, patented or copyrighted designs or works of art or architecture or other forms of intellectual property represented in any Product.

THE PRODUCT IS PROVIDED "AS IS" WITHOUT REPRESENTATION, WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. LICENSOR DOES NOT REPRESENT OR WARRANT THAT THE PRODUCT WILL MEET SUB-LICENSEES REQUIREMENTS OR THAT ITS USE WILL BE UNINTERRUPTED OR ERROR FREE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE PRODUCT IS WITH THE MANUFACTURER AND MASTER LICENSOR. SHOULD THE PRODUCT PROVE DEFECTIVE, MANUFACTURER AND MASTER LICENSOR ASSUMES THE ENTIRE RISK AND COST OF ALL NECESSARY CORRECTIONS.

7. Indemnification: Each party shall indemnify, assume the defense of, and hold harmless the other party and its directors, officers, employees, and agents from every claim, loss, damage, injury, expense (including attorney's fees), judgment, and liability of every kind, nature, and description arising in whole or in part from the indemnifying party's negligent, fraudulent, or illegal acts or omissions except, as to the party requesting indemnification, to the extent such Liability results in whole or in part from the unauthorized, negligent, fraudulent, or illegal act or omission of the party requesting indemnification.

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8. Amendments to Sub-License: This sub-license may only be amended by a writing signed by Sub-Licensees and authorized by Sub-Licensor.

9. Legal Disputes: This Agreement has been negotiated and is being contracted for in the State of Florida. It shall be governed by and interpreted in accordance with the laws of the State of Florida, regardless of any conflict-of-law provision to the contrary. In any dispute arising out of or connected with this Agreement, each party consents to the exclusive jurisdiction of the courts of the State of Florida or the federal district court for Florida; each Party consents to the personal jurisdiction of such courts; and each Party waives any objection to personal jurisdiction or venue.

The parties waive any right to argue conflict of law principles. The Parties agree that any claim or dispute between them or against any agent, employee, successor, or assign of the other, whether related to this agreement or otherwise, and any claim or dispute related to this agreement shall be first taken to mediation. If mediation efforts prove unsuccessful, the parties dispute moves to Federal District Court of Florida. Any award of the court may be entered as a judgment in any court of competent jurisdiction. Further, should either party, successor or assign of either party bring leading proceedings in connection with this agreement the party or parties prevailing in such proceeding shall be entitled to their reasonable attorney's fees and costs from the non-prevailing party in addition to any other such relief as may be granted.

10. Non-waiver: No failure or neglect of either party hereto in any instance to exercise any right, power or privilege under this agreement or under applicable law shall constitute a waiver of any other right, power or privilege in any other instance. All waivers by either party must be in wiring and signed by the party to be charged.

11. Entire Agreement: This Agreement contains the entire agreement and understanding between the parties and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter of this Agreement. This Agreement may be amended only by a writing signed by Sub-Licensees and by a duly authorized representative of the Sub-Licensor. If any term, provision, covenant or condition of this Agreement, or the application to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

12. Confidentiality.

Sub-Licensees acknowledges that it may have access to confidential information regarding the Sub-Licensor and its business. Sub-Licensees agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person (other than with the written permission of Licensor) any knowledge or information or plans of Sub-Licensor with respect to Sub-Licensor or its business, including, but not by way of limitation, the products of the Sub-Licensor, whether in the concept or development stage, or being marketed by Sub-Licensor on the effective date of this Agreement or during the term hereof. Sub-Licensees agrees that all aforementioned terms and conditions additionally apply to Master Licensor, ScripsAmerica, Inc.

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13.

Covenant Not To Compete.

During the term of this Agreement, Sub-Licensees warrants, represents and agrees that it will not directly participate in the information developed for and by Sub-Licensor, and will not compete directly with Sub-Licensor in Sub-Licensor 's primary industry or related fields in the United States Market. Sub-Licensees reserves the right to import, market and distribute medicinal and health related products from other vendors into the Canada market, as long as the products are not competing with products licensed by Sub-Licensor to Sub-Licensees.

By signing this agreement the parties acknowledges they have read the entire agreement and fully understand the terms, conditions and obligations of this agreement.